Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK
OF
MOVE, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the
State of Delaware

     Move, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

     FIRST: That, on November 6, 2005, pursuant to Section 151 of the DGCL and the authority granted in the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation (the “Board”) by resolution duly adopted, authorized the issuance of a series of 10,000,000 shares of preferred stock, par value $0.001 per share, designated as “Series B Convertible Participating Preferred Stock” (the “Series B Preferred Stock”), and fixed the powers, designations, preferences, rights, qualifications, limitations and restrictions thereof.

     SECOND: That, on November 29, 2005, the Corporation filed a Certificate of Designation of Series B Convertible Participating Preferred Stock (the “Certificate of Designation”) with respect to such Series B Preferred Stock with the Secretary of State of the State of Delaware.

     THIRD: That no shares of Series B Preferred Stock are outstanding and no further shares thereof will be issued subject to such Certificate of Designation.

     FOURTH: That on May 2, 2012, the Board adopted the following resolutions:

     WHEREAS, on November 6, 2005, pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted in the Restated Certificate of Incorporation of Move, Inc. (the “Corporation”), as amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation (the “Board”) by resolution duly adopted, authorized the issuance of a series of 10,000,000 shares of preferred stock, par value $0.001 per share, designated as “Series B Convertible Participating Preferred Stock” (the “Series B Preferred Stock”), and fixed the powers, designations, preferences, rights, qualifications, limitations and restrictions thereof.

     WHEREAS, the Corporation filed a Certificate of Designation of Series B Convertible Participating Preferred Stock (the “Certificate of Designation”) with respect to such Series B Preferred Stock with the Secretary of State of the State of Delaware on November 29, 2005.

     WHEREAS, as all of the outstanding Series B Preferred Shares have been redeemed, and no Series B Preferred Stock are issued and outstanding and no shares thereof will be issued subject to the Certificate of Designation, the Board believes it is in the best interests of the Corporation to eliminate all matters set forth in the Certificate of Designation from the Certificate of Incorporation.

     NOW, THEREFORE, BE IT RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Series B Preferred Stock be eliminated from the Certificate of Incorporation;

     RESOLVED FURTHER, that the Chief Executive Officer and the Secretary of the Corporation be, and each of them individually hereby is, authorized and directed to prepare, execute and file a certificate with the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock shall be eliminated from the Certificate of Incorporation; and

     RESOLVED FURTHER, that the officers of the Corporation be, and hereby are, authorized, jointly and severally, to execute and deliver, for and in the name of and on behalf of the Corporation, any and all certificates, agreements and other documents, and take any and all steps and do any and all things which they may deem necessary or advisable, with the advice of counsel, to effect the purposes of the foregoing resolutions; and

     RESOLVED FURTHER, that any actions taken by the officers of the Corporation prior to the date of these resolutions that are within the authority conferred hereby are hereby ratified, confirmed and approved in all respects as the act and deed of the Corporation.

     FIFTH: That, accordingly, all matters set forth in the Certificate of Designation with respect to such Series B Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation.

[Signature on Following Page]

     IN WITNESS WHEREOF, Move, Inc. has caused this Certificate to be signed by its duly authorized officer this 30th day of May, 2012.

MOVE, INC.

By:	/s/ James S. Caulfield
Name:	James S. Caulfield
Its:	Executive Vice President, General Counsel & Secretary